EXHIBIT 1

May 21, 2018

Contact:
Icahn Capital LP
Susan Gordon
(212) 702-4309

CARL C. ICAHN, ONE OF AMTRUST'S LARGEST SHAREHOLDERS, FILES
LAWSUIT AGAINST AMTRUST AND ZYSKIND/KARFUNKEL FAMILIES

New York, New York, May 21, 2018 – Today Carl C. Icahn, who owns 18.4 million shares or 9.4%, of AmTrust Financial Services, Inc. (NASDAQ:  AFSI), commenced litigation against AmTrust, Chairman and CEO Barry Zyskind, and Board members, George Karfunkel and Leak Karfunkel.  The complaint was filed in the Court of Chancery of the State of Delaware.

The compliant, alleges:

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The Zyskind/Karfunkel going-private transaction undervalues the Company and is happening at the wrong price and at the wrong time. The deal price of $13.50 per share is less than half what AmTrust was trading for in early 2017.

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The Company and the families have manipulated the record date, which could result in a shareholder vote that severely tilts the playing field to advantage the Zyskind/Karfunkel families, while blatantly disadvantaging the public shareholders.

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Because the shareholder vote is inherently unfair, the Delaware courts should judge the going-private transaction under the more stringent "entire fairness" standard, instead of the more deferential "business judgement" standard.

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The going-private transaction is an opportunistic attempt to take control of a company at historic lows, right before a period of expected recovery and possible earnings growth.  As recently as Friday, Barry Zyskind brazenly told employees that "It is because of you AmTrust is positioned to realize the many opportunities ahead as a privately held company."

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AmTrust has been run for the benefit of the Zyskind/Karfunkel families for many, many years.  Excessive executive compensation and questionable dividend policies, as well as a web of related party transactions involving family-owned reinsurance companies, office towers and discounted private jet usage, has advantaged the families over the public shareholders for far too long. Now, this proposed going-private transaction is the Zyskind/Karfunkel's final insult to AmTrust's public shareholders.

We are very optimistic that the Delaware courts will not allow the Zyskind/Karfunkel families to continue their heavy-handed domination and control of AmTrust.

AMTRUST SHAREHOLDERS MUST STOP THE
SELF-SERVING GOING-PRIVATE TRANSACTION!
VOTE AGAINST THE MERGER!
WE DESERVE MORE!

Ashby & Geddes, P.A. is representing Mr. Icahn and his affiliates in this litigation.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR UPON REQUEST OT OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPOHNE AT +1 (212) 468-5380 OR BY EMAIL AT AFSI@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED ON SCHEDULE 14A, BY CARL ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2018 (THE "SCHEDULE 14A"). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN AMTRUST FINANCIAL SERVICES, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF AMTRUST FINANCIAL SERVICES, INC.